                            ASSET PURCHASE AGREEMENT
                                 by and between


                          TOTAL BEVERAGE G.B., INC., a
                          Delaware corporation, Buyer

                                      and

                            TOTAL BEVERAGE VA CORP.,
                         a Virginia corporation, Seller





                           Dated:  February 27, 1993

                               Table Of Contents

                                                                                                    Page
                                                                                                    ----
ARTICLE I            DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
ARTICLE II           PURCHASE AND SALE OF PURCHASED ASSETS  . . . . . . . . . . . . . . . . . . .   5
                          2.1      Purchased Assets . . . . . . . . . . . . . . . . . . . . . . .   5
                          2.2      Assets Not Being Purchased and Sold  . . . . . . . . . . . . .   5
                          2.3      Assumption of Certain Obligations and Liabilities  . . . . . .   5
                          2.4      Obligations Not Assumed  . . . . . . . . . . . . . . . . . . .   6
                          2.5      Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . .   6
                          2.6      Termination  . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III          PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                          3.1      Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .   8
                          3.2      Purchase Money Note  . . . . . . . . . . . . . . . . . . . . .   8
                          3.3      Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .   8
                          3.4      Allocation of Closing Purchase Price . . . . . . . . . . . . .   8
                          3.5      Prorations and Post-Closing Adjustments  . . . . . . . . . . .   9

ARTICLE IV           CERTAIN AGREEMENTS IN RESPECT OF OPERATIONS AFTER CLOSING  . . . . . . . . .   10
                          4.1      Agreements with Seller's Vendors . . . . . . . . . . . . . . .   10
                          4.2      Customer Deposits  . . . . . . . . . . . . . . . . . . . . . .   10
                          4.3      Employees  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                          4.4      Transfer of Licenses and Permits . . . . . . . . . . . . . . .   11
                          4.5      Operating Losses . . . . . . . . . . . . . . . . . . . . . . .   11
                          4.6      Loss on Sale or Liquidation  . . . . . . . . . . . . . . . . .   14
                          4.7      Seller's Right to Review Computations  . . . . . . . . . . . .   14

ARTICLE V            SELLER'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . .   15
                          5.1      Good Standing  . . . . . . . . . . . . . . . . . . . . . . . .   15
                          5.2      Authorization; Enforceability  . . . . . . . . . . . . . . . .   15
                          5.3      Agreement Not in Breach of Other Instruments or Law  . . . . .   15
                          5.4      Licenses and Permits . . . . . . . . . . . . . . . . . . . . .   15
                          5.5      Financial Statements . . . . . . . . . . . . . . . . . . . . .   16
                          5.6      Absence of Certain Changes . . . . . . . . . . . . . . . . . .   16
                          5.7      No Legal Bar; No Litigation  . . . . . . . . . . . . . . . . .   16

                                                         Table of Contents
                                                            (Continued)
                                                                                                    Page
                                                                                                    ----
                          5.8      No Brokerage Fees  . . . . . . . . . . . . . . . . . . . . . .   16
                          5.9      Compliance with Law  . . . . . . . . . . . . . . . . . . . . .   17
                          5.10     Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                          5.11     Lease in Force . . . . . . . . . . . . . . . . . . . . . . . .   17
                          5.12     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   17
                          5.13     Insurance Policies . . . . . . . . . . . . . . . . . . . . . .   18
                          5.14     Employee List  . . . . . . . . . . . . . . . . . . . . . . . .   19
                          5.15     Hazardous Substances and Environmental Conditions  . . . . . .   19
                          5.16     FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                          5.17     Equipment, Fixed Assets and Other Personalty . . . . . . . . .   20
                          5.18     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                          5.19     Condition of Leased Property and Leasehold Improvements  . . .   20
                          5.20     Property Tax Challenges  . . . . . . . . . . . . . . . . . . .   20
                          5.21     Total Beverage Trademark . . . . . . . . . . . . . . . . . . .   21

ARTICLE VI           BUYER'S REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . .   22
                          6.1      Good Standing  . . . . . . . . . . . . . . . . . . . . . . . .   22
                          6.2      Authorization; Enforceability  . . . . . . . . . . . . . . . .   22
                          6.3      Agreement Not in Breach of Other Instruments . . . . . . . . .   22
                          6.4      No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . .   22
                          6.5      No Brokerage Fees  . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE VII          COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                          7.1      Operate in Regular Manner  . . . . . . . . . . . . . . . . . .   23
                          7.2      Prohibited Actions . . . . . . . . . . . . . . . . . . . . . .   23
                          7.3      Access and Inspection  . . . . . . . . . . . . . . . . . . . .   24
                          7.4      Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . .   24
                          7.5      Building Plans . . . . . . . . . . . . . . . . . . . . . . . .   24
                          7.6      Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE VIII         CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                          8.1      Conditions for the Benefit of Buyer  . . . . . . . . . . . . .   25
                          8.2      Conditions for the Benefit of Seller . . . . . . . . . . . . .   26
                          8.3      Seller's Right to Perform  . . . . . . . . . . . . . . . . . .   27
                          8.4      Buyer's Right to Perform . . . . . . . . . . . . . . . . . . .   27

                                                         Table of Contents
                                                            (Continued)

                                                                                                    Page
                                                                                                    ----

ARTICLE IX           DELIVERIES AT THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   27
                          9.1      Seller's Deliveries to Buyer . . . . . . . . . . . . . . . . .   27
                          9.2      Buyer's Deliveries to Seller . . . . . . . . . . . . . . . . .   28
ARTICLE X            INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                          10.1     Indemnification by Seller  . . . . . . . . . . . . . . . . . .   29
                          10.2     Indemnification by Buyer . . . . . . . . . . . . . . . . . . .   31
                          10.3     Participation  . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE XI           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                          11.1     Survival of Representations and Warranties . . . . . . . . . .   34
                          11.2     Waiver and Amendment . . . . . . . . . . . . . . . . . . . . .   34
                          11.3     Covenant Not to Compete  . . . . . . . . . . . . . . . . . . .   34
                          11.4     Further Assurances . . . . . . . . . . . . . . . . . . . . . .   35
                          11.5     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .   36
                          11.6     Transfer Taxes, Etc. . . . . . . . . . . . . . . . . . . . . .   36
                          11.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                          11.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   37
                          11.9     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                          11.10    Successors and Assigns . . . . . . . . . . . . . . . . . . . .   37
                          11.11    Time of Essence  . . . . . . . . . . . . . . . . . . . . . . .   37
                          11.12    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .   37
                          11.13    Entire Agreement; Construction . . . . . . . . . . . . . . . .   37
                          11.14    Exhibits and Schedules . . . . . . . . . . . . . . . . . . . .   38
                          11.15    Severability . . . . . . . . . . . . . . . . . . . . . . . . .   38




                           ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this
- ---- day of ----------, 1993 by and between TOTAL BEVERAGE VA CORP., a Virginia corporation (the "Seller"), and TOTAL BEVERAGE G.B., INC., a Delaware corporation (the "Buyer");

                              W I T N E S S E T H:

           WHEREAS, the Seller holds the leasehold interest in certain real estate located at 13055 Lee-Jackson Memorial Highway, Suite C, Chantilly, Virginia, at which the Seller operates a retail beer and wine store, operating as "Total Beverage"; and

           WHEREAS, the Seller desires to sell the store and certain other assets of the Seller as set forth herein, and the Buyer desires to (i) purchase the Seller's interest in the store, (ii) purchase certain of the other assets of the Seller as set forth herein and (iii) assume certain delineated liabilities of the Seller relating to the store as set forth herein.

           NOW THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which is hereby acknowledged, it is agreed as follows:

                                   ARTICLE 1

                                  DEFINITIONS

           For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings indicated:

             "Affiliate" means any corporation, partnership, individual or other person or entity that controls, is controlled by or is under common control with the Buyer. Control shall be deemed to exist if such corporation, partnership, individual or other person or entity shall own or control, either directly or indirectly, ten percent (10%) or more of such affiliate.

             "Closing" means the consummation of the purchase and sale as provided in this Agreement.

             "Closing Date" means the date set for Closing as provided in
Section 3.3 hereof.

             "Code" means the Internal Revenue Code of l986, as amended.

             "Employees" means the employees of the Store employed as of February 25, 1993.

             "FF&E" means furniture, fixtures and equipment and all other like personal property located at or in the Store as of February 25, 1993 together with all furniture, fixtures and equipment acquired to replace any worn, broken, lost or stolen furniture, fixtures and equipment or used exclusively in connection therewith, but excluding any furniture, fixtures and equipment that is used in the Store which the Buyer has notified the Seller that the Buyer will not need for its operation of the Store after the Closing or that the Buyer identifies in the future that it does not need for its operation of the Store.

             "Landlord" means Combined Properties/Greenbriar Limited Partnership, owner of the real property and improvements leased to the Seller and on and in which the Store is located.

             "Lease" means that certain Lease Agreement, by and between the Seller and Combined Properties/Greenbriar Limited Partnership, dated April 2, 1991, as may have been amended from time to time, setting forth the terms and conditions under which the Seller leases the Leased Property from the Landlord.

             "Leased Property" means the premises leased by the Seller under the terms and conditions of the Lease, located at 13055 Lee- Jackson Memorial Highway, Suite C, Chantilly, Virginia, in which the Seller operates the Store.

             "Leasehold Improvements" means all of the Seller's right, title and interest in and to all buildings, fixtures and leasehold improvements located on, incorporated in, appurtenant to or attached to the Leased Property, subject to the interests of the Landlord and/or any lenders in such improvements.

             "Leasehold Interests" means all of the right, title and interest of the Seller as lessee in, to and under the Lease and the Leasehold Improvements, including, without limitation, all of the Seller's right, title and interest in, to and under all licenses, rights to use or occupy, cross-easement agreements, reciprocal easement agreements, exclusive rights agreements, parking agreements and any and all other agreements or assets relating to the Seller's operation and use of the Store and the related Leasehold

Improvements, subject to the interests of the Landlord and/or any lenders in such Leasehold Interests.

             "Licenses and Permits" means all permits, licenses and other approvals from any federal, state or local governmental entity owned, granted to or held by the Seller or any other person and used in connection with the ownership or operation of the Store, as set forth on Schedule 5.4 hereto. Licenses and Permits shall include, without limitation, (a) all state and local licenses and permits relating to (i) the sale of alcoholic beverages and (ii) the occupancy of the Leased Property, and (b) all federal licenses and approvals (including any license from the Federal Communications Commission) relating to (i) the use of radio frequencies for the operation of equipment used to determine the inventory of the Store and (ii) the use of the Total Beverage Trademark.

             "Liens" has the meaning set forth in Section 5.10 hereof.

             "Miscellaneous Assets" means all items and information not otherwise specified in this Agreement pertaining to the ownership and operation of the Store, including, without limitation, all training and operations manuals; copies of all personnel records of the Employees, to the extent permitted by law to be disclosed, with personal, qualitative or gratuitous comments, if any, purged; TV, radio and newspaper commercials, advertising materials and mats; and business forms.

             "Note" has the meaning set forth in Section 3.2 hereof.

             "Person" means an individual, partnership, corporation, trust or other similar entity, or a government or agency or instrumentality thereof.

             "Personalty" means (i) the FF&E, office supplies and equipment and all other tangible personal property, goods and chattels located at, on or in the Leased Property and owned and used by the Seller in connection with owning and operating the Store as of the date hereof, together with (ii) all tangible personal property, goods or chattels acquired after the date hereof to replace any worn, broken, lost or stolen FF&E, tangible personal property, office supplies and equipment used in connection with the ownership or operation of the Store, and with (iii) all additional tangible personal property, office supplies and equipment, FF&E and other goods or chattels acquired after the date hereof and prior to the Closing Date for use in connection with the ownership or operation of the Store.

             "Prepaid Expenses" means any and all of the following, whether accrued or unaccrued, contingent or noncontingent: prepaid expenses; vendor rebates not otherwise reflected in the value of the Saleable Inventory; promotional advertising monies or deposits; actual currency in the tills at the Leased Property as of the close of business on the day immediately preceding the Closing Date; customer deposits held by the Seller in connection with the ownership or operation of the Store and which are transferred to the Buyer on the Closing Date; and certain accounts receivable derived from the operation of the Store prior to the Closing Date.

             "Purchase Orders" means purchase orders and commitments of the Seller for the purchase of operating supplies and FF&E relating to the ownership and operation of the Store placed in the ordinary course of business prior to the date hereof or, if after such date, made with the consent of the Buyer.

             "Purchased Assets" means the Store, the Store Assets and the Leasehold Interests.

             "Saleable Inventory" means all inventory in the Store as of the close of business on the last day immediately preceding the Closing Date valued on a lower of cost or market basis, as set forth in Section 3.1 hereof.

             "Store" means the beer, wine and other beverage retail sales business owned and operated by the Seller and being conducted at the Leased Property as of the date hereof, which is being purchased by the Buyer pursuant to the terms of this Agreement.

             "Store Assets" means all of the Seller's right, title and interest in, to and under the following assets, each such asset free and clear of any Lien, to the extent such assets are necessary or appropriate in order to transfer to the Buyer all of the current operations of the Store as they existed on the date hereof (or such other date as specified in this Agreement):
(i) the Saleable Inventory; (ii) the Personalty; (iii) the Licenses and Permits; (iv) the Purchase Orders; (v) the Total Beverage Trademark; (vi) the Prepaid Expenses; and (vii) the Miscellaneous Assets.

             "Total Beverage Trademark" means all right, title and interest of the Seller in and to any trademark, service mark, service name, commercial name, trade name or trademark registration or application containing the term "TOTAL BEVERAGE" or comprising, related to or used in the business of the Store and all rights to the exclusive use thereof.

             "Warehouse Beverage Business" has the meaning set forth in Section
11.3.1 hereof.

                                   ARTICLE II

                              PURCHASE AND SALE OF
                                PURCHASED ASSETS

           2.1 Purchased Assets. At the Closing, the Seller shall sell, assign and transfer to the Buyer, and the Buyer shall purchase and assume from the Seller, to the extent transferable under law, all of the Seller's right, title and interest in and to the Store, the Store Assets and the Leasehold Interests, as set forth in Schedule 2.1 hereto, pursuant to the terms and conditions set forth herein, in an Assignment and Assumption Agreement in the form attached hereto as Exhibit "A" (the "Assignment and Assumption Agreement") and in a Trademark Assignment Agreement in the form attached hereto as Exhibit "B" (the "Trademark Assignment"). The Seller shall transfer such right, title and interest in and to the Purchased Assets to the Buyer free and clear of all Liens, obligations, commitments, indebtedness or liabilities.

           2.2 Assets Not Being Purchased and Sold. Specifically excluded from the assets being purchased and sold is all right, title and interest of the Seller in and to the bank accounts (and the contents thereof) used by the Seller in connection with the ownership and operation of the Store, claims of the Seller against third parties (except for claims against vendors or advertisers for allowances or rebates or as otherwise provided herein), income tax receivables, tax attributes, employee benefit programs and plans, retirement plans, insurance plans, minute books and other records of corporate proceedings and ownership of the Seller, insurance policies (to the extent not transferable), certain accounts receivable as set forth on Schedule 2.2 hereto and all rights and claims thereunder, utility deposits and any cash and other assets specifically related to any of the foregoing and arising prior to the Closing Date.

           2.3       Assumption of Certain Obligations and Liabilities.
Subject to the terms and conditions contained herein and in the Assignment and Assumption Agreement, the Buyer shall assume and agree to perform or discharge, as of the Closing Date, only the indebtedness, obligations and liabilities of the Seller relating to the Purchased Assets that accrue on or after the Closing Date, as set forth on Schedule 2.3 hereto.

           2.4 Obligations Not Assumed. With the exception of the obligations and liabilities of the Seller described in Section 2.3 hereof, the Buyer does not and shall not assume hereunder or be responsible or liable in any way or amount for, or in respect of, any obligations, commitments, indebtedness or liabilities of the Seller of any kind or character whatsoever whether accrued or unaccrued, contingent or noncontingent, including, without limitation, (i) any litigation, claim, proceeding, controversy or other action arising from or relating to any claims made by United Food and Commercial Workers Union, Local No. 400 (the "Union") or any other union or labor organization (A) which arises or accrues prior to the Closing Date, or (B) which is related in any way to or challenges the Buyer's purchase of the Purchased Assets or, (ii) any litigation to which the Seller is a party or to which it may in the future become a party including, without limitation, that certain Civil Action No. 92-1624-A, The Price Company v. Total Beverage Corp., filed against the Seller in the United States District Court for the Eastern District of Virginia (the "Price Club Litigation"), and (iii) any litigation, claim, proceeding, controversy or other action arising from or relating to any claim made by any Employee arising or accruing prior to the Closing Date; but specifically excluding any litigation proceeding, claim or controversy that now exists or that may arise after the Closing Date that relates to the use of the name "Total Beverage" or of the Total Beverage Trademark.

           2.5       Risk of Loss.

             2.5.1 Casualty Loss. The risk of any destruction, loss, or damage to the Store and of all liability with respect to any and all injury or damage occurring thereon or therein or in connection therewith, shall be the sole responsibility of the Seller until the Closing. If the Store shall be destroyed or damaged by fire or other casualty or shall suffer any loss prior to the Closing Date, the Seller shall notify the Buyer promptly of such damage and the Buyer shall then notify the Seller promptly of whether the Buyer desires the Seller to (i) repair the Store or (ii) assign to the Buyer the right to all insurance proceeds with respect to such casualty and permit the Buyer to undertake such repair (subject to the terms and provisions of the Lease). In the event the Buyer requests the Seller to undertake such repairs and the Seller is permitted by the Lease to do so, the Seller shall either (a) diligently undertake and complete such repairs at the Seller's sole expense in accordance with the provisions of the Lease and there shall be no reduction in the Closing Purchase Price as the result of such casualty or (b) promptly notify the Buyer that the Seller has determined not to undertake such repairs, in which event the Buyer shall have the option of terminating this Agreement or going forward with the purchase of the Store, but with the Closing Purchase Price reduced by the estimated cost of such repairs. The Buyer shall notify the Seller promptly of its choice under (b) hereinabove. If the Buyer elects to require the Seller to assign the proceeds of any insurance to the Buyer, the Seller shall take all actions as the Buyer may reasonably request to effect such transfer and the obligations of the parties hereto to consummate the transactions shall remain unaffected by such loss or casualty. As used herein "insurance proceeds" shall mean all insurance proceeds received by the Seller from its insurance carrier or carriers (such insurance to be on a replacement cost basis) together with any deductible amounts not received from such carrier(s).

             2.5.2 Condemnation. In the event of any condemnation or the institution of any condemnation proceeding which materially affects the use or value of the Store, the Buyer shall have the option, subject to the provisions herein, of (i) accepting at the Closing the transfer of the Store and receiving an assignment of any condemnation proceeds due to the Seller or (ii) terminating this Agreement. With respect to any immaterial condemnation, the Buyer shall accept the transfer of the Store at the Closing without reduction of the Closing Purchase Price and receive from the Seller an assignment of any condemnation proceeds due the Seller.

           2.6 Termination. This Agreement may be terminated (i) by mutual consent of both of the parties hereto or (ii) by the Buyer, if any of the conditions to its obligations to consummate the transactions contemplated hereby, as set forth in Section 8.1 hereof, or as otherwise expressly provided herein, shall not have been satisfied in all material respects, or waived by the Buyer, on or prior to the time and date set for the Closing. The right to terminate this Agreement as provided herein shall be exercised by written notice of termination given by the terminating party to the other party in the manner provided herein. Any such right of termination shall be the exclusive remedy hereunder for the non-defaulting party.

                                  ARTICLE III

                                     PRICE

           3.1 Purchase Price. The total price to be paid by the Buyer to the Seller for the Purchased Assets (the "Purchase Price") shall be the sum of the Closing Purchase Price plus the Inventory Purchase Price. The portion of the Purchase Price for the Purchased Assets other than for the Saleable Inventory (the "Closing Purchase Price") shall be Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00), subject to adjustment in accordance with
Section 3.5 hereof. The portion of the Purchase Price for the Saleable Inventory shall be determined by a physical inventory to be conducted after the close of business on the day immediately preceding the Closing Date (the "Inventory Purchase Price") in accordance with generally accepted accounting principles and valued on a the lower of cost or market basis. "Cost" shall be the invoice price of each inventory item less any allowance, discount, rebate or other price reduction received by the Seller when purchasing the item. "Market" shall be the price at which each inventory item is available from the Seller's customary suppliers as of the business day that most closely precedes the date on which the physical inventory to determine the Inventory Purchase Price is made, less any allowance, discount, rebate or other price reduction available to the Seller in the ordinary course of business when purchasing the item.

           3.2 Purchase Money Note. The Closing Purchase Price shall be paid by the delivery of the Buyer's promissory note, in the principal amount equal to the sum of (i) Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00) plus (ii) the Inventory Purchase Price, in the form attached hereto as Exhibit "C" (the "Note"). The Note shall be delivered at the Closing or as soon thereafter as the Inventory Purchase Price shall have been established to the satisfaction of the Buyer and the Seller.

           3.3 Closing Date. Unless this Agreement is terminated in accordance with Section 2.6 hereof, or the parties hereto agree to a different time or date, the Closing shall be effective as of 12:01 a.m. on February 28, 1993 (the "Closing Date").

           3.4 Allocation of Closing Purchase Price. The Closing Purchase Price and any liabilities assumed by the Buyer relating to periods through and including the Closing Date shall be allocated among the Purchased Assets (other than the Saleable Inventory) in proportion to their relative fair market values, provided that no amount shall be allocated to any asset in excess of its individual fair market value. The Seller and the Buyer shall file all tax returns and tax reports in accordance with and based upon such allocation and shall take no position in any tax return, tax proceeding or tax audit which is inconsistent with this Section 3.4.

           3.5       Prorations and Post-Closing Adjustments.

             3.5.1 Prorations. Rent, utility charges, common area maintenance charges, tenant dues and assessments, real estate taxes, insurance, prepaid deposits, personal property tax obligations, prepaid expenses and all other obligations relating to the ongoing operation of the Store shall be prorated between the Seller and the Buyer as of 12:01 a.m. on the Closing Date. In the event the information necessary to make any proration is not available as of the Closing Date, no adjustment shall be made therefor at such time but, as soon thereafter as such information becomes available, the determination of the exact amount of proration shall be made and appropriate payments promptly rendered in cash by the Seller and/or the Buyer or, at the election of the Buyer, as an adjustment to the principal amount of the Note.

             3.5.2 Percentage Rent. Percentage rent under the Lease shall be prorated between the Buyer and the Seller following the Closing at the end of the lease year for the Store in accordance with the terms of the Lease. To the extent that percentage rent is due under the Lease, the Seller's share of such percentage rent shall equal the total percentage rent due for the lease year in which the Closing occurs multiplied by a fraction, the numerator of which shall be the Seller's gross sales from the Store during such lease year and the denominator of which shall be total gross sales from the Store during such lease year. The Buyer's share of percentage rent shall equal the total percentage rent due for such lease year multiplied by a fraction, the numerator of which shall be the Buyer's gross sales from the Store during such lease year, and the denominator of which shall be the total gross sales from the Store during such lease year.
    After the Closing Date and at least thirty (30) days prior to the expiration of the lease year in which the Closing occurs, the Seller shall provide to the Buyer a statement of gross sales from the Store in the form required by the Lease for that portion of the lease year prior to the Closing Date. Not less than ten (10) days before such statement is due to be delivered to the Landlord, the Buyer shall provide to the Seller a statement of its gross sales from the Store in the form required by the Lease for that portion of the lease year from and after the Closing Date, together with a statement indicating total percentage rents due and the Seller's share of such percentage rents. Within ten (10) days after receipt of such documents from the Buyer, the Seller shall forward to the Buyer a check made payable to the Landlord for the Seller's share of the percentage rent due. Any offsets or deductions from percentage rent shall be prorated between the Seller and the Buyer in accordance with the manner in which the items giving rise to such offsets or deductions were prorated between the Seller and the Buyer and shall be paid, at the Buyer's sole election, in cash or by an adjustment to the principal amount of the Note.

                                   ARTICLE IV

                       CERTAIN AGREEMENTS IN RESPECT OF
                            OPERATIONS AFTER CLOSING

           4.1 Agreements with Seller's Vendors. The Buyer desires to receive the benefit of any discounts, group rates or other favorable purchase arrangements that the Seller has been receiving from its vendors and suppliers prior to the Closing. To help achieve this, the Seller shall use reasonable efforts to assist the Buyer in establishing relationships with and achieving parallel agreements with and services from the Seller's vendors and suppliers.

           4.2 Customer Deposits. The Seller, prior to the Closing Date, has accepted deposits from customers of the Store in connection with agreements to provide goods and/or services of the Store to such customers after the Closing Date. The Buyer shall honor all such agreements and shall afford credit for such deposits to customers offering proof thereof. The Seller shall reimburse the Buyer from time to time upon demand for the amount of such prepaid deposits that the Buyer is required to honor to the extent that the aggregate amount of such prepaid deposits ever exceeds the sum of One Thousand and No/100 Dollars ($1,000.00).

           4.3 Employees. After the date hereof, the Buyer or its representatives shall have the right to meet with the Employees during normal business hours to arrange for the transition of ownership of the Store; provided, however, that such meetings shall be held after notification to the Seller and at such times and in a manner so as not to interfere with the Seller's normal business operations. As a condition to the Closing, the Seller shall have terminated the employment of all of the Employees effective as of

11:59 p.m. on the day that is immediately prior to the Closing Date. The Buyer agrees to offer employment to the Employees upon terms and conditions substantially equivalent to those under which the Employees are currently employed. Nothing contained herein shall, however, be deemed to create any rights in any Employee or any other persons who are not parties to this Agreement, including rights as third-party beneficiaries.

           4.4 Transfer of Licenses and Permits. The Buyer shall prepare and file with the appropriate licensing authorities applications for the issuance or transfer of all Licenses and Permits required in order for the Buyer to own and operate the Store in the manner currently operated by the Seller. The parties agree to cooperate with and assist each other in securing the transfer or issuance of the Licenses and Permits. All fees related to each such transfer or issuance shall be paid by the Buyer. In the event that the Buyer is unable to obtain (or procure the transfer of) any License or Permit necessary for the operation of the Store in the manner in which the Store is currently being operated, the Seller shall maintain the validity of such License or Permit to the extent permitted by applicable law and the Buyer may extend the Closing Date for a period sufficient to enable the Buyer to obtain transfer of or authorization to transfer such License or Permit, but in no event shall the Closing Date be extended beyond February 28, 1994.

           4.5       Operating Losses.

             4.5.1 Seller's Share of Operating Losses. For a period of thirty-six (36) months after the Closing Date, the Seller shall be liable to reimburse the Buyer for twenty-five percent (25%) of any operating losses incurred by the Buyer in the normal course of its operations of the Store. The Buyer's operating profit or loss from the operations of the Store shall be determined annually for each of the twelve (12)-month periods ending on the first three (3) anniversaries of the Closing Date (each such twelve (12)-month period shall hereinafter be referred to as an "Operating Period"), and shall be calculated by the Buyer in accordance with a methodology approved by Arthur Andersen & Co. ("Arthur Andersen") which must be in accordance with generally accepted accounting principles; provided, however, that such calculation of any operating profit or loss shall be net of amounts expended by the Buyer for Extraordinary Legal Expenses. "Extraordinary Legal Expenses" shall mean the costs and expenses of any litigation arising after the Closing Date relating to trademark registration or infringement claims, antitrust claims or discriminatory pricing issues and the like. (Each such operating profit or loss for any Operating Period as calculated by the Buyer in accordance with this Section 4.5.1 shall hereinafter respectively be referred to as an "Operating Profit" or "Operating Loss".)

             4.5.2 Payment of Seller's Share. The Seller's share of any Operating Loss shall be paid first by reducing sums due on the Note on a dollar-for-dollar basis (reducing first all accrued but unpaid interest and then the principal amount) and then, to the extent the sums due under the Note shall have been reduced to Zero Dollars ($0.00) or after the Note has been paid, by a payment in immediately available funds from the Seller to the Buyer. Within thirty (30) days after the determination that the Buyer has suffered an Operating Loss, the Buyer shall provide the Seller with a copy of the calculations made by the Buyer in determining the Operating Loss. Within ten (10) days thereafter, the Seller shall deliver to the Buyer evidence that the Seller has made an accounting entry on its books indicating an adjustment in the principal amount owing under the Note computed in accordance with this Section 4.5. To the extent the remaining sums due on the Note are less than the Seller's share of the Operating Loss, the Seller shall remit payment to the Buyer in immediately available funds for the amount owed to the Buyer by the Seller in connection with the Operating Loss for such Operating Period.

             4.5.3 Seller's Recoupment of Operating Losses. To the extent that, as the result of any Operating Loss during the first two Operating Periods, the Seller has reimbursed the Buyer for any portion of an Operating Loss incurred by the Buyer during the first two Operating Periods, the Seller shall have the right to recoup the Operating Loss for which it has reimbursed the Buyer from any Operating Profit generated by the Store during the first three Operating Periods.

             The Seller's right to reimbursement during the second and third Operating Periods shall be determined in accordance with the following formula: If an Operating Loss is incurred in the first or second Operating Period, and if the Buyer determines that there has been an Operating Profit in the then just concluded Operating Period (but only if such just concluded Operating Period is the first, second or third Operating Period after the Closing Date), the Buyer shall retain one hundred percent (100%) of such

    Operating Profit until any aggregate Operating Loss being carried by the Buyer is reduced to an amount equal to the amount of aggregate Operating Loss that has theretofore been paid by the Seller. Thereafter, any remaining Operating Profit for that Operating Period shall be divided equally between the Seller and the Buyer until the Operating Profit is fully disbursed or the Seller is reimbursed for one hundred percent (100%) of the aggregate of any Operating Loss. Thereafter, the Buyer shall receive all remaining Operating Profit for that Operating Period. The Seller's right to share in any Operating Profit shall expire after the computation of Operating Profit or Loss at the end of the third Operating Period after the Closing Date.

             4.5.4 Example. The following example shall illustrate the payment of any Operating Loss and the sharing of any Operating Profit:

             Assume at the end of the first Operating Period ("Year 1") that the Store shows an Operating Loss of $90,000. The Buyer shall absorb seventy-five percent (75%) of that Operating Loss ($67,500) and the Seller shall pay twenty-five percent (25%) to the Buyer ($22,500). (If an Operating Profit had been generated during the first Operating Period, the Seller would have no right to share in such Operating Profit since it had not previously reimbursed the Buyer for any Operating Loss.)

             Further assume that at the end of the next succeeding Operating Period ("Year 2"), the Store shows an Operating Profit of $110,000. The Buyer shall retain one hundred percent (100%) of such Operating Profit until its current aggregate Operating Loss is reduced to the amount of the Seller's current aggregate Operating Loss ($22,500). (Thus, the Buyer would retain the first $45,000 of the Operating Profit (to reduce the Buyer's aggregate Operating Loss from $67,500 to $22,500), leaving a remaining Operating Profit of $65,000.) This remaining Operating Profit would then be divided equally between the Buyer and the Seller until the Seller's aggregate Operating Loss ($22,500) is reduced to zero. (Thus, the Buyer and the Seller each would receive $22,500 of the Operating Profit, reducing the Seller's aggregate Operating Loss to zero and leaving a remaining Operating Profit of $20,000.) The remaining Operating Profit would be paid to the Buyer. As a result of these calculations, at the end of Year 2 the Seller's net Operating Loss would be zero and the Buyer's operating account would show a net profit of $20,000.

             If the Store showed an Operating Profit in the next succeeding Operating Period ("Year 3"), the Buyer would retain the entire amount of such Operating Profit because the Seller's aggregate Operating Loss already had been reduced to zero and the Seller had not incurred any additional Operating Loss prior to the end of the 36 month period immediately succeeding the Closing Date. If operations in Year 3 resulted in an Operating Loss, however, the Seller would be required to pay twenty-five percent (25%) of such Operating Loss to the Buyer but would not thereafter have any claim for reimbursement from the Buyer (since the Seller's right to share in any Operating Profit expires at the end of Year 3).

           4.6. Loss on Sale or Liquidation. Provided that (i) the Buyer notifies the Seller in writing at any time within the twenty (20) full calendar month period next following the Closing Date that the Buyer intends to sell or liquidate the Store, (ii) the Buyer sells or liquidates the Store within the one hundred eighty (180) day period next following the notice given by the Buyer pursuant to this Section 4.5 and (iii) the Buyer incurs a loss upon such sale or liquidation (the "Loss on Sale"), the Seller shall reimburse the Buyer for an amount equal to fifty percent (50%) of such Loss on Sale, as determined by the Buyer in accordance with methodology approved by Arthur Andersen which must be in accordance with generally accepted accounting principles. The Seller shall pay its share of the Loss on Sale in the same manner as contemplated by Section 4.4.2 hereinabove. The Seller shall have no right to share in any profit realized by the Buyer upon any sale or liquidation of the Store, whether sold or liquidated within the twenty (20) month period or otherwise.

           4.7. Seller's Right to Review Computations. The Seller shall have the right, at its own cost and expense, to review the Buyer's computations of any Operating Profit, Operating Loss and Loss on Sale. The Seller may make such review at the Buyer's offices (or such other place as the Buyer may reasonably designate) during normal business hours of operation of the Buyer and upon reasonable advance notice to the Buyer. The Buyer shall make available to the Seller the Buyer's business, accounting and property records reasonably necessary for the Seller to make such review.

                                   ARTICLE V

                    SELLER'S REPRESENTATIONS AND WARRANTIES

           The Seller represents and warrants to the Buyer as follows:

           5.1 Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Seller has all requisite corporate power and authority to carry on its business as now being conducted and to operate and lease the Store. The Seller is duly qualified to do business in the Commonwealth of Virginia.

           5.2 Authorization; Enforceability. The execution and performance by the Seller of this Agreement and all other agreements contemplated herein have been duly authorized by all necessary corporate action of the Seller. This Agreement and all other agreements contemplated herein have been duly executed and delivered by the Seller and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

           5.3 Agreement Not in Breach of Other Instruments or Law. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, or require any consent or approval of any other party to, any lease, agreement, indenture or other instrument to which the Seller is a party or by which the Seller is bound, the Articles or Certificate of Incorporation or Bylaws of the Seller, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Seller is bound, or any law, rule or regulation applicable to the Seller.

           5.4 Licenses and Permits. The Seller possesses all Licenses and Permits required for the operation of the Store as currently being operated, each of which is in full force and effect and is listed on Schedule
5.4 hereto, including, without limitation, the license required to permit the sale of alcoholic beverages in the Store and the license required to permit the use of radio frequencies in the operation of the Store. The Seller has not received notice of any proceeding for the suspension or revocation of any such License or Permit and no such proceeding is pending or has been threatened by any governmental authority.

           5.5 Financial Statements. All financial statements of and financial information pertaining to the Store and given to the Buyer by the Seller (i) were unaudited statements prepared in accordance with the Seller's internal accounting procedures, consistently applied; (ii) fairly present the financial condition and the results of operations for the Store as at the relevant dates thereof and for the periods covered thereby; and (iii) contain and reflect adequate provisions for all liabilities and obligations.

           5.6 Absence of Certain Changes. Since the date of the latest financial statements of the Store presented by the Seller to the Buyer, there has not been (i) any material transaction not in the ordinary course of business relating to the Purchased Assets; (ii) any material adverse change in any of the operations, conditions (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Store; (iii) any damage, destruction or loss materially and adversely affecting the Leased Property or the business of the Store; (iv) any mortgage, pledge or subjection to any lien, charge or encumbrance of any kind, of any of the Purchased Assets; (v) any material alteration in the manner of keeping the books, accounts or records of the Store, or in the accounting practices therein reflected; or (vi) any other event or condition of any character which materially and adversely affects the results of operations, conditions (financial or otherwise), assets, property, business or prospects of the Store.

           5.7 No Legal Bar; No Litigation. The Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no such action or proceeding is pending against the Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby. Except as set forth on Schedule 5.7 hereto, there are no actions, suits or proceedings pending or, to the best of the Seller's knowledge, threatened against or affecting any of the Purchased Assets or the operation of the Store which, if decided adversely, might reasonably be expected to have a material adverse effect upon the Purchased Assets.

           5.8 No Brokerage Fees. No broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

           5.9 Compliance with Law. The conduct of the business at the Store by the Seller does not violate any applicable federal, state, local or foreign laws, ordinances, rules, regulations, decrees, orders, permits or other similar items, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Store or impose any liability on the Buyer, nor has the Seller received any notice of any such violation. All of the Leasehold Improvements are in good operating condition and repair and the operation thereof as presently conducted does not violate any applicable code, ordinance or other law or regulation.

           5.10 Title. The Seller has good title to the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, options, easements, covenants, rights-of-way and other similar charges or restrictions of any nature whatsoever ("Liens"), except for zoning, building and other similar restrictions. At the Closing, good title to the Purchased Assets shall be transferred to the Buyer free and clear of any and all tenancies and Liens.

           5.11 Lease in Force. The Lease is in full force and effect and enforceable in accordance with its terms. The lease made available by the Seller to the Buyer is a true and complete copy of the Lease with all amendments and modifications thereto, other than an amendment to add additional space to the Leased Property, which has been executed by the Seller and agreed to but not executed by the Landlord, a copy of which has been provided to the Buyer. The Seller is not and, to the best of the Seller's knowledge, the Landlord is not in default under the terms of the Lease. To the best of the Seller's knowledge, there is not, under the Lease, any event which, with the passage of time or the giving of notice or both, could become a default, including but not limited to any default that could result in the termination of the Lease. To the best of the Seller's knowledge, there is no pending or threatened bankruptcy of the Landlord.

    5.12   Labor Matters

                 5.12.1 Non-Conveyance of Certain Labor Related Matters. The Seller is not assigning or otherwise conveying to the Buyer and the Buyer is not assuming from the Seller any (i) agreement for the employment of any person in connection with the operation of the Store, (ii) collective bargaining agreement or other agreement with any labor organization covering any Employees, or (iii) profit sharing, bonus, deferred compensation, health or medical insurance plans, pension or retirement or insurance plans, agreement or obligations or other employment benefit commitments covering or relating to any of the Employees, including any obligation for payment of severance pay, vacation pay or sick leave. The Seller shall be liable for all costs or expenses arising or accruing prior to the Closing Date in connection with any employee benefit arrangements with any Employee, including those listed on
    Schedule 5.14.

                 5.12.2 COBRA Compliance. Each group health plan in which the Seller participates has been maintained in compliance with the continuation coverage provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any applicable state laws or regulations.

                 5.12.3 Retiree Health and Life Insurance. No retiree health or life insurance benefits are provided in an aggregate amount that is material to the Purchased Assets or to the operations, business, or financial condition of the Seller under the terms of any employee benefit plan that is maintained or otherwise contributed to by the Seller or any affiliate of the Seller that may be a member of a "control group" with the Seller as defined in ERISA (an "Affiliate") for the benefit of the Employees or of the employees of an Affiliate.

                 5.12.4 Union Matters. The Employees are not represented by any union or other labor organization and there is no collective bargaining or other agreement with any labor organization covering the Employees.

                 5.12.5 Strikes. There are no strikes, work stoppages, picketing or the like in process or, to the Seller's knowledge, threatened with respect to the Store, and there have not been any stoppages or job actions since the Store commenced operations.

             5.13 Insurance Policies. The Seller has in force with respect to each of the Purchased Assets insurance policies providing adequate coverage against fire, liability and other customary risks. All such insurance with respect to the Purchased Assets will terminate as of the Closing Date. The Seller has not received notice from any of its insurance carriers threatening to cancel such insurance or requiring a change in such insurance for the Purchased Assets.

             5.14 Employee List. Schedule 5.14 hereto sets forth a true and correct list of the names of all Employees of the Seller employed in the Store as of February 25, 1993, including a description of position, date of employment and current rate of compensation. Except as set forth on Schedule 5.14, no such Employees have quit, been terminated or reassigned, nor have any employees been hired, since the date of such Schedule.

             5.15 Hazardous Substances and Environmental Conditions. The Seller has not since the date it received possession of the Store, and does not now, store any Hazardous Substance at the Store, and, to the best of the Seller's knowledge, there is no Hazardous Substance located in, on or upon the Store (including the sub-surface thereof). No Hazardous Substances have been disposed of on, in or under the Store during the Seller's occupancy thereof, except in compliance with all applicable environmental laws, regulations and ordinances.

                 5.15.1 To the best of Seller's knowledge, no Environmental Condition exists at, upon or under the Store, including Environmental Conditions involving Hazardous Substances.

                 5.15.2 The term "Environmental Condition" shall mean any condition involving any Hazardous Substance or other regulated substance with respect to soil, subsurface, surface waters, groundwaters, stream sediments, air, improvements, and other material included in, existing at or emanating from the Store, regardless of whether such Environmental Condition is naturally occurring or results from activities of the Seller or its predecessors in interest, the presence or existence of which (i) violates any applicable federal, state or local statute, regulation, ordinance or rule, (ii) would impose any criminal or civil liability upon the Buyer, any affiliate of the Buyer, any owner, occupant or tenant of the Store, or (iii) would require any person listed in clause (ii) hereof to undertake any action or incur any cost to remove such substance or otherwise to remedy such condition. The term "Hazardous Substances" shall include asbestos, any pollutants, dangerous substances, toxic substances, radioactive materials, hazardous wastes, hazardous materials or hazardous substances as defined by the federal Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), as amended, or the federal Comprehensive Environmental Response, Compensation and Liability Act

    (42 U.S.C. Sections 9601, et seq.), as amended (including as amended by Title III of the Superfund Amendments and Reauthorization Act), or any other material or substance the presence of which requires investigation or remediation under any other federal, state or local environmental law, ordinance, rule or regulation, the term "law" to include and not be limited to statutes and judicial precedents.

             5.16 FIRPTA. The Seller is not a foreign person as that term is defined in the Foreign Investors Real Property Tax Act of 1980, as amended, and the Buyer will have no obligation under such Act to withhold any amount from the Closing Purchase Price under the provisions of such Act.

             5.17    Equipment, Fixed Assets and Other Personalty.  Schedule
5.17 contains a list of all items of FF&E and other Personalty with a useful life in excess of one (1) year owned by the Seller and located on or in and used in the operation of the Store as of the date hereof. The FF&E and other Personalty being transferred to the Buyer is sufficient to operate the Store in the manner in which it is currently being operated and at the Closing shall be located in the Store (or shall have been replaced by FF&E or other Personalty acceptable to Buyer). As of the Closing Date, all such FF&E and other Personalty shall be in substantially the same condition and state of repair as it was on the date hereof, ordinary wear and tear excepted.

             5.18 Contracts. There are no contracts or other agreements relating to the operation of the Store to which the Seller is a party that are material to the ability of the Buyer to operate the Store in the manner in which the Store has heretofore been operated except such contracts as the Seller has assigned to the Buyer.

             5.19 Condition of Leased Property and Leasehold Improvements. Except as set forth on Schedule 5.19 hereto, the construction of all of the improvements to the Leased Property has been completed and all payments required to be made by the Seller therefore have been paid. All of the buildings, fixtures and other Leasehold Improvements relating to the Store are in good operating condition and repair, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

             5.20 Property Tax Challenges. The Store is not presently the subject of, or affected by, a property tax assessment challenge by the Seller or the Landlord. If the Store becomes the subject of such a challenge prior to the

Closing Date, the Seller agrees to provide to the Buyer at the Closing copies of all records in the Seller's possession or control necessary for the Buyer to continue to pursue such property tax assessment challenge.

             5.21    Total Beverage Trademark.

                     5.21.1 Set forth on Schedule 5.21 is a complete and correct list of each trade name, service name, commercial name or fictitious business name comprising, related to or used in the business of the Store, together with a list of each jurisdiction (if any) in which such name is registered, and a reproduction of each trademark or service mark comprising, related or used in the business of the Store, together with a list of each jurisdiction in which any such name or mark owned by the Seller is registered or in which an application for registration of such name or mark is pending. The Seller previously has delivered copies of all such applications and related correspondence to the Buyer.

                     5.21.2 Except as indicated on Schedule 5.21, the Seller is the sole and rightful owner of all right, title and interest in and to each trade name, service name, commercial name, fictitious business name, trademark and service mark set forth on Schedule 5.21 and has the sole and exclusive right to use any such trademark or service mark. Schedule 5.21 sets forth the date of, parties to and a description of each assignment of ownership and/or license, or any similar agreement, between the Seller and any person relating to any such name or mark. The Seller is not required under any of the foregoing agreements to make any payment or to obtain any third party consent in connection with or as a result of the Seller executing, delivering and performing this Agreement or consummating the transactions provided for herein.

                     5.21.3 Except as indicated on Schedule 5.21, the conduct of the business of the Store and the use of the Total Beverage Trademark does not infringe any trademark, trade name, service mark or commercial name, registered or unregistered, or otherwise infringe upon or violate any other intellectual property rights of, any third parties, and no claim is pending or has been made to such effect. The Seller has no disputes with or claims against any third party for infringement by such third party of any trademark, trade secret, service mark, trade name or commercial name, registered or unregistered, except as indicated on Schedule 5.21.

                                   ARTICLE VI

                     BUYER'S REPRESENTATIONS AND WARRANTIES

             The Buyer represents and warrants to the Seller as follows:

             6.1 Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all necessary corporate power and authority to own its properties and carry on its business as now conducted and to enter into and perform this Agreement.

             6.2 Authorization; Enforceability. The execution and performance of this Agreement, the Note, and the other agreements contemplated hereby by the Buyer have been duly authorized by all necessary corporate action of the Buyer. Except as otherwise stated herein, the execution and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other person or public authority and will not violate any provision of law applicable to the Buyer. This Agreement has been duly executed and delivered by the Buyer and is the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights in general or by general principles of equity. Upon issuance, the Note will be duly authorized, executed and delivered and will be the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

             6.3 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, or require any consent or approval of any other party to, any agreement, indenture or other instrument to which the Buyer is a party or by which it is bound, the Certificate of Incorporation or Bylaws of the Buyer, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Buyer is bound, or any law, rule or regulation applicable to the Buyer.

             6.4 No Legal Bar. The Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no such action or proceeding is pending against the Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

             6.5 No Brokerage Fees. No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of the Buyer.

                                  ARTICLE VII

                              COVENANTS OF SELLER

             The Seller covenants and agrees as follows:

             7.1 Operate in Regular Manner. From the date hereof through and including the Closing Date, the Seller shall: (i) operate the Store only in the usual, regular and ordinary manner; (ii) use reasonable efforts to preserve intact its present business organization; (iii) not remove from the Store any of the assets or properties to be purchased hereunder, other than inventories sold and assets replaced in the ordinary course of business; (iv) maintain stocks of all inventory (including inventory that is not Saleable Inventory) at normal levels, in a manner consistent with past practices; (v) maintain the Store in its current condition of repair, reasonable wear and tear excepted; (vi) maintain the books and records of the Store in the usual, regular and ordinary manner consistent with the Seller's past practice; (vii) pay all taxes and assessments as they become due; (viii) take all actions necessary to remove any Liens upon the Purchased Assets; (ix) maintain all insurance coverage on the Purchased Assets in such amounts and kinds as are currently maintained; (x) maintain in effect all Licenses and Permits as may be necessary for the Buyer to operate the Store in a manner consistent with current operations; (xi) make all payments and perform all other obligations required under the terms of the Lease; and (xii) otherwise endeavor to maintain the goodwill of the Store's customers.

             7.2 Prohibited Actions. From the date hereof through and including the Closing Date, the Seller shall not, without the Buyer's consent:
(i) enter into any new contracts for the purchase of goods or services with respect to the Store that obligate the Store for supplies, FF&E or services beyond February 27, 1993; (ii) sell, assign, encumber, lease, sublease or otherwise dispose of (or suffer to exist any Lien upon or other encumbrance of) any of the Purchased Assets; (iii) engage in any activity or transaction in connection with the operation of the Store, other than in the usual and ordinary course of business; (iv) enter into any compromise or settlement of any material suit or proceeding of any kind relating in any way to the operation of the Store; (v) amend, modify, terminate or permit the lapse of the Lease or renew or extend or exercise any option to renew or extend the term of the Lease; (v) hire, fire, transfer or relocate any Employee; or (vi) sell, assign or transfer any interest in the Total Beverage Trademark.

             7.3 Access and Inspection. From the date hereof through and including the Closing Date, (i) the Seller shall permit representatives of the Buyer to inspect the Store and to inspect the Seller's business and property records with respect to the Store, (ii) the Seller shall furnish to the Buyer all information with respect to the operations, financial condition and business of the Store that the Buyer may reasonably request (including customer credit records and bad-check experience), and (iii) the Buyer shall have the right to discuss the affairs and business of the Store with the Employees. After the Closing Date, the Seller shall provide the Buyer access to the Seller's business, accounting and property records relating to the Store upon reasonable advance notice from the Buyer to the Seller, at the Seller's offices (or such other place as the Seller may reasonably designate) during normal business hours of operation of the Seller.

             7.4 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk sales law, including Title 8.6 of the Code of Virginia, on the condition that the Seller shall indemnify the Buyer against any resulting claims, liabilities and expenses that may be asserted against or incurred by or against it in connection with such waiver. The Seller shall deliver to the Buyer at the Closing a copy, certified by the Secretary of the Seller, of a Resolution of the Board of Directors of the Seller waiving any rights that it may have under Title 8.6 of the Virginia Uniform Commercial Code in connection with this Agreement and the transactions contemplated hereby.

             7.5 Building Plans. Prior to the Closing Date, the Seller shall provide to the Buyer the originals or certified copies of all building plans in the Seller's possession with respect to the Store. In the event the

Closing does not occur, such plans promptly shall be returned by the Buyer to the Seller.

             7.6 Cooperation. The Seller shall cooperate with the Buyer and shall take all reasonable actions requested by the Buyer to assist the Buyer in
(a) effecting the transfer of the Purchased Assets, (b) effecting the transfer of all Licenses and Permits, (c) obtaining the consents of the Landlord and any lenders whose interests are secured by the Leased Property, (d) obtaining the consents of all governmental agencies required to effectuate the transfer of the Purchased Assets, and (e) obtaining the agreement of any other party that is necessary in order to allow the Buyer to continue to operate the Store in the manner in which it is being operated as of the date hereof. The Seller shall provide such reasonable cooperation to the Buyer after the Closing Date as needed from time to time.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

             8.1 Conditions for the Benefit of Buyer. The obligation of the Buyer to consummate the purchase provided for herein shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

                     8.1.1 The representations and warranties of the Seller contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of and at the Closing Date with the same effect as if made at and as of such date, except as may be affected by any transactions expressly provided for or permitted hereunder; the Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required hereunder to be performed and complied with by it, at or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate, in the form attached hereto as Exhibit "E", dated as of the Closing Date, signed by the Seller's president, certifying to the fulfillment of the foregoing conditions.

                 8.1.2 The Buyer shall have been able to obtain all consents and other agreements required by this Agreement relating to the Leased Property and the assignment of the Lease, including, without limitation,
    (i) the consent of the Landlord to the assignment of the

    Lease, in the form attached hereto as Exhibit "D"; (ii) the consent of each lender secured by a lien against the Leased Property to the assignment of the Lease and each such lender's agreement not to disturb the Buyer from the Leased Property, in the form attached hereto as Exhibit "F"; (iii) an estoppel certificate from the Landlord in the form attached hereto as Exhibit "G"; and (iv) an estoppel certificate from the Seller in the form attached hereto as Exhibit "H".

                 8.1.3 On or before Closing Date, the Buyer shall have received or obtained all Licenses and Permits and/or administrative approvals necessary to the operation by the Buyer of the Store in the manner in which the Seller has heretofore operated the Store, including, without limitation, any Licenses relating to the sale of alcoholic beverages, the federal License pertaining to the use of the radio frequency system and devices and any License or other registration relating to the use or transfer of the Total Beverage Trademark.

                 8.1.4 No suit, action or other proceeding (including action under Federal antitrust laws) to prohibit, delay or otherwise materially and adversely affect the consummation of the transactions contemplated by this Agreement, or to subject the Buyer or the Purchased Assets to any lien, encumbrance or liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted.

                 8.1.5 The Seller shall have terminated the employment of all of the Employees effective as of 11:59 p.m. on the day immediately prior to the Closing Date.

                 8.1.6 The Seller shall have delivered the bill of sale representing the Purchased Assets in the form attached hereto as Exhibit "I".

                 8.1.7 The Seller shall have obtained and recorded, where appropriate, releases of any Liens encumbering the Purchased Assets.

                 8.1.8 The Buyer shall have received all other deliveries called for in Section 9.1 of this Agreement.

             8.2 Conditions for the Benefit of Seller. The obligations of the Seller to consummate the sale provided for herein shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

                 8.2.1 The representations and warranties of the Buyer as contained herein shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing Date with the same effect as if made on and as of such date, except as otherwise provided or permitted hereunder, and the Buyer shall have performed all of the obligations and agreements required by this Agreement to be performed by it on or prior to such Closing Date.

                 8.2.2 No suit, action or other proceeding (including action under Federal antitrust laws) to prohibit, delay or otherwise affect the consummation of this Agreement or to subject the Seller to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted.

                 8.2.3 The Seller shall have received the Note and all other deliveries from the Buyer called for in Section 9.2.

             8.3 Seller's Right to Perform. The Buyer shall use its reasonable best efforts to fulfill all of its pre-Closing obligations under this Agreement and to cause the conditions for the benefit of the Seller as set forth in Section 8.2 hereof to be satisfied. The Seller shall have the right, after notice, but not the obligation (unless otherwise required by this Agreement), to perform or assist the Buyer in performing all of the Buyer's pre-Closing obligations hereunder.

             8.4 Buyer's Right to Perform. The Seller shall use its reasonable best efforts to fulfill all of its pre-Closing obligations under this Agreement and to cause the conditions for the benefit of the Buyer as set forth in Section 8.1 to be satisfied. The Buyer shall have the right, after notice, but not the obligation (unless otherwise required by this Agreement), to perform or assist the Seller in performing all of the Seller's pre-Closing obligations hereunder.

                                   ARTICLE IX

                           DELIVERIES AT THE CLOSING

             9.1 Seller's Deliveries to Buyer. At the Closing, the Seller shall deliver to the Buyer, in addition to any and all other instruments required hereunder to be so delivered to the Buyer by the Seller, the following:

                 9.1.1 A bill of sale, assignments and other appropriate instruments of transfer as set forth herein, all duly executed by the Seller, assigning, and transferring to the Buyer the Purchased Assets together with possession thereof;

                 9.1.2 (a) An executed copy of the Lease and all amendments thereto to the extent required by the terms of this Agreement indicating that there have been no amendments, modifications, extensions or exercises of options to renew or extend with respect to the Lease after the date hereof, and (b) any and all other documents of which the Seller has knowledge and which the Seller can obtain which legally affect in any material respect the Seller's right to the Purchased Assets;

                 9.1.3 A copy of the resolution adopted by the Board of Directors of the Seller authorizing and approving the execution and performance of this Agreement and the assignment, sale and transfer of the Purchased Assets to be sold or assigned to the Buyer hereunder and an incumbency certificate of the Seller, each as certified by the secretary or other appropriate officer of the Seller as of the Closing Date;

                 9.1.4 A current certificate or telegram of corporate good standing of the Seller as issued by the Secretary of State of the Commonwealth of Virginia;

                 9.1.5 Books, records, and computer programs and disks pertaining to the Store and not located at the Store; and

                 9.1.6 The closing certificate, releases of Liens and such additional instruments and documents as counsel for the Buyer may reasonably request to transfer to and vest in the Buyer good title to the Purchased Assets free and clear of all Liens and to effectuate the other terms of this Agreement.

             9.2 Buyer's Deliveries to Seller. At the Closing, the Buyer shall deliver to the Seller, in addition to any and all other instruments required hereunder to be so delivered to the Seller, the following:

                 9.2.1 A copy of the resolution adopted by the Board of Directors of the Buyer authorizing the execution and performance of this Agreement and an incumbency certificate of the Buyer, both as certified by the secretary or assistant secretary or other appropriate officer of the Buyer as of the Closing Date;

                 9.2.2 A current certificate or telegram of corporate good standing of the Buyer as certified by the Secretary of State of the State of Delaware;

                 9.2.3 Assignments and other appropriate instruments of transfer as set forth herein, all duly executed by the Buyer as so required to be executed, and assuming, to the extent required under this Agreement, the obligations and liabilities of the Seller with respect to the Purchased Assets;

                 9.2.4 The Note, to the extent the Inventory Purchase Price has been determined by the time of the Closing; and

                 9.2.5 Such other additional instruments and documents as the Seller may reasonably request to effectuate the terms of this Agreement.

                                   ARTICLE X

                                INDEMNIFICATION

           10.1 Indemnification by Seller. The Seller shall indemnify and hold the Buyer and its shareholders, directors and officers harmless from and after the Closing Date from and against any and all costs, losses, damages, liabilities and expenses (including actual attorney and professional fees) incurred by the Buyer as a result of:

                 10.1.1 The breach of any of the Seller's representations and warranties made under or pursuant to this Agreement including, without limitation, the presence of Hazardous Substances at the Store;

                 10.1.2 The nonfulfillment of any covenant, agreement or obligation to be performed by the Seller under or pursuant to this Agreement;

                 10.1.3 Any and all litigation, proceedings, controversies, disputes, claims, administrative proceedings or other actions against the Buyer (including the costs of investigation), in connection with or incident to any occurrence, event or circumstances occurring, accruing or arising prior to the Closing Date relating to the Purchased Assets; but excluding any litigation, proceeding, controversy, dispute, claim, administrative proceeding or other action that may now exist or that may arise after the Closing Date that relates to the use of the name "Total Beverage" or to the Total Beverage Trademark;

                 10.1.4 Any obligations or liabilities under the Lease arising or accruing prior to the Closing Date;

                 10.1.5 Any and all loss, liability, damage, cost and expense resulting directly or indirectly from, or arising out of, any and all obligations or liabilities of or claims against the Seller not expressly assumed by the Buyer hereunder;

                 10.1.6 Any federal, state, local or foreign income, sales, employment, or franchise tax or any other taxes (including penalties and interest) relating to or arising in connection with the Store and the business conducted thereat relating to the period up to the Closing Date or any transfer taxes to be paid by the Seller pursuant to Section 11.6 arising out of the transactions contemplated by this Agreement;

                 10.1.7 Any claim made against the Buyer by any customer of the Store in connection with any deposit for the purchase of any goods or services from the Store given by the customer prior the Closing Date to the extent the aggregate amount of such prepaid deposits ever exceeds the sum of One Thousand and No/100 Dollars ($1,000.00);

                 10.1.8 Any claim, liability or expense imposed upon or against the Buyer relating to, arising out of or arising as a result of the Seller's failure to comply with any applicable bulk transfer laws, including, without limitation, Title 8.6 of the Code of Virginia;

                 10.1.9 Any and all litigation, proceedings, arbitrations, controversies or claims against the Buyer accruing or arising from, in connection with or incident to any claim or occurrence relating in any manner to the Union or any other labor organization (i) which arise prior to the Closing Date, including without limitation any claim pertaining to the application to the Employees of a certain Agreement, dated December 6, 1989, by and between the Union and Shoppers Food Warehouse, or (ii) relate in any way to or challenge the transaction contemplated by this Agreement, including, without limitation, that certain Civil Action File No. B-93-558, United Food and Commercial Workers Union, Local No. 400 v. Shoppers Food Warehouse, Inc., filed February 23, 1993 in the United States District Court for the District of Maryland;

                 10.1.10 Any claim, litigation, administrative proceeding, investigation or other actions (collectively an "Action") arising from or relating to efforts by the Union to assert the right to bargain collectively on behalf of any bargaining unit that includes any employees of the Store ("Organizing Efforts") or any actions taken by the Buyer in response to such Organizing Efforts, including, but not limited to, (i) claims under Section 9(b) of the National Labor Relations Act ("NLRA"), 29 U.S.C.A. Section 159(b), or any other applicable law or regulation, to establish that such employees are part of an appropriate bargaining unit or that the Union should be recognized as the bargaining representative for a bargaining unit that includes any such employees, or (ii) claims under Section 8(a)(1) of the NLRA, 29 U.S.C.A.
    Section 158(a)(1), contending that any actions taken by the Buyer in response to such Organizing Efforts constitute an unfair labor practice or a violation of any other applicable law, in each case alleged in connection with any Action to have occurred on or prior to February 28, 1996, and of which the Seller shall have received notice on or prior to August 31, 1996; provided, however, that the Buyer shall not have any right pursuant to this
    Section 10.1.10 to receive reimbursement of any penalties, fines, or other amounts awarded by a court of competent jurisdiction as a result of a final determination by such court that the Buyer's conduct constituted a violation of any applicable statute (including any substantive regulation promulgated pursuant thereto).

                 10.1.11 Any claim, controversy, arbitration, proceeding, litigation or other action by any Employee arising or accruing prior to or on the Closing Date; and

                 10.1.12 Any other matters as to which the Seller has agreed to indemnify the Buyer as set forth in this Agreement.

             10.2 Indemnification by Buyer. The Buyer shall indemnify and hold the Seller and its shareholders, directors and officers harmless after the Closing Date from and against any and all costs, losses, damages, liabilities or expenses (including actual attorney and professional fees) incurred by the Seller as a result of:

                 10.2.1 The breach of any of the Buyer's representations and warranties made under or pursuant to this Agreement;

                 10.2.2 The nonfulfillment of any covenant, agreement or obligation to be performed by the Buyer under or pursuant to this Agreement;

                 10.2.3 Any litigation, proceedings, controversies, disputes, claims, administrative proceedings or other actions against the Seller (including the costs of investigation) arising from, in connection with or incident to (i) acts of the Buyer prior to the Closing Date, (ii) any occurrence, event or circumstance occurring, accruing or arising on or after the Closing Date relating to the Purchased Assets or (iii) any occurrence arising on or after the Closing Date relating to the Buyer's utilization of any License or Permit held by the Seller on or after the Closing Date;

                 10.2.4 Any obligations or liabilities under the Lease arising or accruing on or after the Closing Date; and

                 10.2.5 Any federal, state, local, or foreign income, sales, employment or franchise or any other taxes (including penalties and interest) relating to or in connection with the Store, and the business conducted thereat relating to the period on or after the Closing Date or any transfer taxes to be paid by the Buyer pursuant to Section 11.6 arising out of the transaction contemplated by this Agreement.

             10.3    Participation.

                     (a) If a claim pursuant to Section 10.1 or 10.2 of this Agreement shall arise, the indemnified party promptly shall give notice thereof to the indemnifying party setting forth the amount of the claim and the terms of any proposed payment or settlement thereof; provided, that any failure or delay to give such notice shall not affect an indemnified party's right to receive indemnification hereunder unless the indemnifying party shall be materially prejudiced thereby. The indemnifying party shall have thirty (30) days from the date of such notice (or such shorter period as may be required to avoid a default judgment, penalty or other material adverse consequence arising from the passage of time) (the "Notice Period"), at its election, either (i) to agree to make such payment or settlement or (ii) to agree to assume the defense of and to commence the defense of such claim. The indemnifying party shall give the indemnified party notice of its election within the Notice Period. If the indemnifying party shall fail to notify the indemnified party of its election within the Notice Period, the indemnifying party shall be deemed to have consented to the payment or settlement of such claim as described in such notice.

                     (b) If the indemnifying party agrees to the proposed settlement of the claim or to the payment described in the notice or shall have been deemed to so agree, the indemnifying party shall make such settlement or payment within fifteen (15) days after the end of the Notice Period and such settlement or payment shall be binding upon both parties hereto. In the event the indemnifying party fails to make such settlement or payment within such fifteen (15) day period, the indemnified party shall have, without further notice to the indemnifying party, the right to make such payment or settlement and to offset the amount of such payment or settlement against sums due under the Note, if any, or if no note is available, or if the Note is insufficient to cover such payment, the indemnified party shall have all other rights provided by law.

                     (c) If the indemnifying party elects to defend such claim, the indemnifying party shall vigorously pursue such defense. The indemnifying party thereafter shall have the right and the obligation to resolve such claim and direct the defense of such claim or any litigation based thereon at its own cost and expense through counsel of its own choosing and shall indemnify the indemnified party against and hold the indemnified party harmless from any cost, loss, damages or other liabilities arising from such claim, including any damages, judgment or settlement amounts resulting therefrom. The indemnified party shall also have the right, however, to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the indemnifying party shall retain the right to determine, in its sole discretion, whether to settle any claim or dispute and the terms on which any settlement shall be made. The indemnifying party shall pay any amounts owed to or on behalf of the indemnified party as a result of any damages, judgment, settlement amount or like amount within fifteen (15) days after such amount becomes due. In the event the indemnifying party fails to make such payment within such fifteen (15) day period, the indemnified party shall have the right, without further notice to the indemnifying party, to pay such amount and to offset the amount of such damages, judgment, settlement or like amount against sums due under the Note, if any, or if no note is available, or if the
Note is insufficient to cover such payment, the indemnified party shall have all other rights provided by law. In the event the indemnifying party fails to defend such claim, or fails vigorously to pursue such defense, the indemnified party shall have the right to pursue such defense or to settle such claim, and the indemnifying party shall indemnify the indemnified party against, and hold it harmless from, any costs, expenses, fees, (including actual attorney and professional fees), damages, judgment or settlement amounts incurred by, imposed on, awarded against or paid by the indemnified party.

                                   ARTICLE XI

                                 MISCELLANEOUS

             11.1 Survival Of Representations and Warranties. All of the representations and warranties of the respective parties hereto, as contained herein, or in any certificate or other document delivered pursuant hereto, and the obligations and provisions set forth in Articles IV and X and Sections 7.3, 7.6, 11.3, 11.4, 11.12 and 11.13 are true and accurate as of the date hereof and shall be true and accurate as of the Closing Date and shall survive the Closing hereunder or any termination of this Agreement pursuant to Section 2.6 hereof, notwithstanding any investigations heretofore or hereafter made by or on behalf of any of the parties hereto, and shall continue in full force and effect.

             11.2 Waiver and Amendment. Any of the provisions of this Agreement may be waived in writing at any time by the party or parties entitled to the benefit of such provision (upon the authority of the respective Board of Directors of the party making the waiver). Any of the provisions of this Agreement may be amended at any time by written agreement authorized by the Boards of Directors of the Seller and of the Buyer.

             11.3    Covenant Not To Compete.
                 11.3.1  The Seller agrees that, for the period specified in
    Section 11.3.2 below, the Seller shall not, directly or indirectly (whether through any of its subsidiaries or affiliates, through any partnership of which it is a member, through any trust in which it is a beneficiary or trustee, or through any corporation or other association in which the Seller has any interest, legal or equitable, or in any other capacity whatsoever, whether for its own account or on behalf of any other party), compete with the Buyer by operating or having any economic interest in the operation of any business that operates primarily as a retail beer and wine sales business (the "Warehouse Beverage Business") anywhere in the United States of America; provided, however, that this agreement not to compete shall not prohibit the Seller from selling beer, wine and related products in its supermarkets.

                 11.3.2  The covenant not to compete set forth in this Section
    11.3 shall extend from the date hereof and for the greater of (i) a period of five (5) years hereafter or (ii) for as long as the Buyer continues to operate the Store primarily as a Warehouse Beverage Business.

                 11.3.3 The parties hereto agree that the scope of business, duration and geographic areas for which the covenant not to compete set forth in this Section is to be effective are reasonable. In the event that any court determines that any of the provisions of this Section 11.3 exceed the scope of business, duration or geographic limitations permitted by applicable law, then such provisions will be and hereby are reformed to the maximum scope of business, duration or geographic limitations permitted by such applicable law. The parties intend that this covenant not to compete shall be deemed to be a series of separate covenants, one for each and every geographic area referred to in Sections 11.3.1 and 11.3.2. The Seller agrees that damages are an inadequate remedy for any breach of this covenant and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant.

                 11.3.4 The parties hereto acknowledge that the covenant not to compete set forth in this Section 11.3 has not been bargained for separate and apart from the Closing Purchase Price and that no part of such purchase price is allocable to this covenant not to compete.

                 11.3.5 The Seller shall not, and shall cause its affiliates and subsidiaries not to, use the name "Total Beverage" or the Total Beverage Trademark after the Closing Date.

             11.4 Further Assurances. From time to time after the Closing Date with respect to the Purchased Assets, at the request of either party hereto and without further consideration, each party shall execute and deliver to the other party, or procure the execution and delivery to the other party of, such other and further instruments of assignment and transfer and shall take such other action as may be reasonably necessary to complete more effectively the sale and transfers hereunder and to give further assurances to the other party with respect to title to the Purchased Assets. The Seller shall take all actions reasonably requested by the Buyer to allow the Buyer to operate under the "Total Beverage" name.

             11.5 Fees and Expenses. Except as otherwise provided herein, the Seller and the Buyer, respectively, shall bear their own costs and expenses incurred in connection herewith and with the transaction contemplated hereby, whether or not the sale of any of the Purchased Assets hereunder shall be consummated or the Agreement subsequently shall be terminated.

             11.6 Transfer Taxes, Etc. Except as otherwise provided herein, the Buyer and the Seller shall divide equally any and all taxes, fees or charges imposed by any governmental authority on the assignment and/or transfer of the Purchased Assets to the Buyer hereunder, including, without limitation, any recording costs, transfer taxes, sales and/or use taxes, documentary stamps or similar taxes, fees or charges which may arise as the result of the transfer or assignment of any of the Purchased Assets to the Buyer hereunder. The Seller and the Buyer agree to cooperate with each other and to take such actions as reasonably requested by either party to limit or reduce any such taxes, fees, or charges which may be incurred as a result of the sale and transfer of the Purchased Assets.

             11.7 Notices. Any notice which either party hereto may desire or may be required hereunder to give to the other party hereto shall be in writing and shall be deemed to be duly given when received by personal delivery, with receipt acknowledged, by registered or certified mail (postage prepaid, return receipt requested) or by air courier, with receipt acknowledged, addressed to such other party as follows:

    SELLER:          Total Beverage VA Corp.
                     c/o Shoppers Food Warehouse Corp.
                     4600 Forbes Boulevard
                     Lanham, Maryland  20706
                     Attn:  Robert N. Herman

    Copy to:         Total Beverage VA Corp.
                     c/o Shoppers Food Warehouse Corp.
                     4600 Forbes Boulevard
                     Lanham, Maryland  20706
                     Attn:  Jack Binder

    BUYER:           Total Beverage G.B., Inc.
                     3300 75th Avenue
                     Landover, Maryland  20785
                     Attn:  Chief Financial Officer

    Copy to:         Gibson, Dunn & Crutcher
                     200 Park Avenue
                     New York, New York  10166
                     ATTN:  J. Keith Morgan, Esq.

or to such other address as any party hereto hereafter may designate to the other party in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

             11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereto and all of which together shall constitute but one instrument.

             11.9 Headings. The headings of the Sections hereof are inserted for convenience only and shall not constitute a part hereof.

             11.10 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Seller shall have no right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Buyer. The Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate of the Buyer and the provisions of Section 4.6 hereof shall not apply to such sale or assignment. The Buyer shall also have the right to assign this Agreement, in whole or in part, to any other person without the consent of the Seller; provided, however, that the Buyer shall not have the right to assign its rights under the provisions of sections 4.5 and 4.6 of this Agreement to such person. Subject to the immediately two (2) preceding sentences, all transfer documents shall contain an acknowledgment from successors or assignees that the Store is transferred subject to all of the terms and conditions of this Agreement, and that such transferee agrees to be bound thereby and assume from and after the Closing Date all obligations of the assignor with respect to the Store.

             11.11 Time of Essence. Time is of the essence with respect to this Agreement and all of the terms, provisions, covenants and conditions hereof.

             11.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

             11.13 Entire Agreement; Construction. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof. For purposes of construction, neither party shall be deemed to have drafted this Agreement.

             11.14 Exhibits and Schedules. All Exhibits and Schedules to this Agreement are hereby incorporated by this reference into and made a part of this Agreement.

             11.15 Severability. If any of the terms and provisions specified herein is held by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions hereof shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision was not contained herein, and the rights, obligations and interest of the Seller and the Buyer under the remainder of this Agreement shall continue in full force and effect.

             IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed the day and year first above written.

                                      SELLER:

                                      TOTAL BEVERAGE VA CORP., a
                                      Virginia corporation


                                      By: /S/ ROBERT N. HERMAN
                                          -------------------------
                                      Name:  Robert N. Herman
                                      Title: Executive Vice President

                                      BUYER:

                                      TOTAL BEVERAGE G.B., INC., a
                                      Delaware corporation


                                      By: /S/ RON MARSHALL
                                          -------------------------
                                      Name:  Ron Marshall
                                      Title: Chief Financial Officer

                            EXHIBITS AND SCHEDULES



Exhibit "A":         Assignment and Assumption Agreement

Exhibit "B":         Trademark Assignment Agreement

Exhibit "C":         Note

Exhibit "D":         Landlord Consent

Exhibit "E":         Seller's Closing Certificate

Exhibit "F":         Nondisturbance Agreement

Exhibit "G":         Landlord Estoppel Certificate

Exhibit "H":         Tenant Estoppel Certificate

Exhibit "I":         Bill of Sale



Schedule 2.1:        Purchased Assets

Schedule 2.2:        Excluded Accounts Receivable

Schedule 2.3:        Assumed Liabilities

Schedule 5.4:        Licenses and Permits

Schedule 5.7:        Pending Litigation

Schedule 5.14:       Employees

Schedule 5.17:       Personalty

Schedule 5.21:       Total Beverage Trademarks

THIS PROMISSORY NOTE IS EXPRESSLY SUBJECT TO AND GOVERNED BY THAT CERTAIN ASSET PURCHASE AGREEMENT BY AND BETWEEN TOTAL BEVERAGE VA CORP. AND TOTAL BEVERAGE G.B., INC., DATED FEBRUARY 27, 1993.

                                PROMISSORY NOTE
$1,493,000.00                                               Chantilly, Virginia
                                                            February 27, 1993
                 FOR VALUE RECEIVED, TOTAL BEVERAGE G.B., INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of TOTAL BEVERAGE VA CORP., a Virginia corporation (the "Lender"), at the office of the Lender at 4600 Forbes Boulevard, Lanham, Maryland 20706, or at such other place as the Lender may from time to time designate, in lawful money of the United States, the principal sum of One Million Four Hundred Ninety-Three Thousand and No/100 Dollars ($1,493,000.00), as such principal balance may from time to time be adjusted by the rights of offset set forth in Section 4.4 and other sections of the Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof. Interest shall accrue on the unpaid principal balance of this Note in the manner set forth in Section 1 hereof. Principal and interest on the unpaid principal balance of this Note shall be payable as set forth in Section 2 hereof.
                 1. Interest Rate. Interest shall accrue on the unpaid principal balance of this Note at a rate equal to the prime rate as published in The Wall Street Journal from time to time (the "Interest Rate"). Interest shall be calculated on the basis of a 360-day year, actual days elapsed. Notwithstanding any provisions or terms of this Note to the contrary, the Interest Rate shall not exceed the maximum permitted by law. In the event that and for as long as the Interest Rate exceeds from time to time the maximum permitted by law, the Interest Rate shall be the maximum permitted by law.
                 2. Repayment of Note. Interest on the unpaid balance of this Note shall be payable on a quarterly basis, in arrears. The first such interest payment shall be due on July 31, 1993 and on each October 31, January 31, April 30 and July 31 thereafter. The principal amount of this Note together with any accrued but unpaid interest shall be payable in full on the date that is two (2) years from the date of this Note (the "Maturity Date").
                 3. Asset Purchase Agreement. This Note is issued pursuant to and is expressly governed by and subject to that certain Asset Purchase Agreement by and between the Borrower and the Lender, dated February 27, 1993 (the "Agreement), which is incorporated herein in its entirety by this reference.
                 4. Prepayment. The outstanding principal balance of this Note may be prepaid in whole or in part (together with accrued interest with respect to such prepayment to the date of such prepayment) at any time and from time to time without premium or penalty.

                 5. Payment on Nonbusiness Days. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or legal holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day, and any such extended time of the payment of principal shall be included in computing the amount of accrued interest at the rate this Note bears in connection with such payment.
                 6. Governing Law. This Note shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.
                 7. Amendment. The terms of this Note are subject to amendment or waiver only in the manner provided in the Agreement.
                 8. Successors, Assignment. This Note shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties, provided however, that this Note may not be assigned by either party without the prior written consent of the other party.
                 9. Consents; Waivers. The Borrower expressly consents to renewals and extensions of time at or after the maturity hereof, without notice, and expressly waives diligence, presentment, protest, demand, and notice of every kind now or hereafter required by applicable law and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
                 10. Severability. Every provision of this Note is intended to be severable. In the event any term or portion hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect any other term or portion of this Note, which shall remain binding and enforceable.

                                                   TOTAL BEVERAGE G.B., INC.,
                                                   a Delaware corporation



                                                   By: /s/ RON MARSHALL
                                                      --------------------------
                                                   Name:  Ron Marshall
                                                        ------------------------
                                                  Title: Chief Financial Officer
                                                        ------------------------



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